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                                                                    EXHIBIT 11.1

                       IPC HOLDINGS, LTD. AND SUBSIDIARIES
                CALCULATION OF NET (LOSS) INCOME PER COMMON SHARE

   (Expressed in thousands of United States dollars, except per share amounts)

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
BASIC                                                                   Year ended December 31,
-----                                                             --------------------------------
                                                                       2001                2000
                                                                  ------------        ------------
                                                                     (audited)          (audited)
Net (loss) income                                                 $     (3,933)       $     44,225

Common shares outstanding at January 1                              25,039,713          25,033,932
Common shares outstanding at December 31                            48,172,776          25,039,713
Weighted average common shares outstanding                          26,266,019          25,034,414


Net (loss) income per common share                                $      (0.15)       $       1.77


DILUTED

Net (loss) income                                                 $     (3,933)       $     44,225

Weighted average common shares outstanding                          26,266,019          25,034,414
Dilutive effect of share options (zero where anti-dilutive)                 --             463,257
                                                                  ------------        ------------
Total                                                               26,266,019          25,497,671
                                                                  ------------        ------------
Net (loss) income per common share                                $      (0.15)       $       1.73
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